Willis Group Holdings PLC
Grand Mill Quay
Barrow Street
Dublin 4
4 January 2010
Dear Sirs
Willis Group Holdings Limited (the “Company”)
We have acted as your Irish counsel in connection with the filing under the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”), of a Post-Effective Amendment No. 1 (“Post-Effective Amendment”) to a Registration Statement on Form S-3 (Registration Number 333-153769) relating to 7,908 Ordinary Shares (“Shares”) of the Company issuable to certain persons who were employees and directors of Hilb Rogal & Hobbs Company (“HRH”) prior to the merger of HRH with and into Hermes Acquisition Corp on 1 October 2008 pursuant to the Plans (as that term is defined in the Post-Effective Amendment).
For the purposes of this opinion we have examined and relied upon the Post-Effective Amendment and documents listed in the Schedule to this opinion. The Post-Effective Amendment and such documents are collectively referred to as the “Documents”.
We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.
This opinion is delivered in connection with the filing by the Company of the Post-Effective Amendment with the United States Securities and Exchange Commission and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.
Assumptions
For the purposes of giving this opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures and seals on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the directors or officers of the Company);

(e)	that (a) the Company was fully solvent at the date hereof; (b) the Company would not, as a consequence of doing any act or thing which the Post-Effective Amendment and/or all deeds, instruments, assignments, agreements and other documents in relation to matters contemplated thereby and/or this opinion (the “Ancillary Documents”) contemplate, permit or require the Company to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company;

(f)	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Post-Effective Amendment and/or the Ancillary Documents or in any way bear upon or are inconsistent with the contents of this opinion;

(g)	that any Shares issued in accordance with the Post-Effective Amendment will be paid up in consideration of the receipt by the Company from the party to whom the Shares are to be issued, prior to, or simultaneously with, the issue of such Shares, of cash and/or other consideration at least equal to the nominal value of such Shares and, to the extent that any of the consideration for such Shares is not payable in cash, that the provisions of Sections 29 and Section 30 of the Companies (Amendment) Act 1983 are complied with;

(h)	that any representation, warranty or statement of fact or law, other than as to the laws of Ireland, made in any of the Documents is true, accurate and complete;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part and accurately record the resolutions passed at a meeting of the Board of Directors on 15 December 2009 and that there is or was, at the relevant time of allotment no matter affecting the authority of the Directors to issue and/or allot any of the Securities not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that, when the directors of the Company passed the Resolutions, each of the directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(k)	that the Company has filed the Post-Effective Amendment in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Post-Effective Amendment would benefit the Company;

(l)	that the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matter not disclosed to us, we are of the opinion that:
(1)	The Company is a company incorporated with limited liability and existing under the laws of Ireland.

(2)	When duly authorised, issued, allotted and fully paid for in accordance with the Plans, the Shares will be validly issued, fully paid, non assessable shares of the Company.

(3)	The issue of the Shares will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Ireland, or (ii) the Constitutional Documents as that term is defined in paragraph 3 of the Schedule to this opinion.

(4)	There are no taxes, duties or other charges payable to or chargeable by the Government of Ireland, or any authority or agency thereof, in respect of the issue of the Shares.
Reservations
This opinion is subject to the following reservations:
(a)	We express no opinion as to any law other than Irish law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Ireland. This opinion is limited to Irish law as applied by the Courts of Ireland at the date hereof. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

(b)	Any provision in the Post-Effective Amendment that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(c)	Searches of the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court are not conclusive and it should be noted that the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court do not reveal:
(i)	details of matters which should have been lodged for filing or registration at the Companies Registration Office or the Central Office of the High Court but have not been lodged for filing or registration at the date the search is concluded;

(ii)	whether any arbitration or administrative proceedings are pending in relation to the Company or whether any proceedings are threatened against the Company, or whether any arbitrator has been appointed; or

(iii)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges maintained by the Companies Registration Office.
(d)	A search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented.

(e)	A search at the Registry of Winding Up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

(f)	While each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office, it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

(g)	In the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Ireland (“overseas companies”) over their assets located in Ireland, it is not possible to determine definitively from searches of the Register of Charges maintained by the Companies Registration Office in respect of such overseas companies what charges have been registered over any of their assets located in Ireland or whether any one charge has priority over any other charge over such assets.

(h)	In order to issue this opinion we have carried out the Searches and have not enquired as to whether there has been any change since the date of such Searches.

(i)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum or articles of association of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
Disclosure
This opinion is addressed to you in connection with the filing by the Company of the Post-Effective Amendment with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, of the United States, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to or relied upon by any person for any purpose.
Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Irish law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Ireland.
Yours faithfully

SCHEDULE
1.	The Post-Effective Amendment;

2.	Searches (the “Searches”) made on 4 January 2010 at the Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court and at the Judgements Office in the Central Office of the High Court against the Company;

3.	A certified copy of the certificate of incorporation and memorandum and articles of association of the Company (collectively, the “Constitutional Documents”);

4.	A certified copy of resolutions of the directors of the Company dated 15 December 2009 approving the contents and filing of the Post-Effective Amendment and the acts contemplated thereby (the “Resolutions”);

5.	Corporate certificate of the Company dated 4 January 2010.

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